UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SHORETEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 12, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on November 15, 2011 at 1:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Peter Blackmore
Peter Blackmore
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 15, 2011: THIS PROXY
STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
http://www.edocumentview.com/SHOR

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2011 annual meeting of stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 15, 2011, at 1:00 p.m., Pacific Time, for the following purposes:

Agenda Item		Board of Directors’ Recommendation
1.	The election of Peter Blackmore and Kenneth D. Denman to the Board of Directors to hold office for a three-year term;	FOR

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2012.	FOR

3.	Cast an advisory vote on the compensation of the named executive officers; and	FOR

4.	Cast an advisory vote on the frequency of holding future advisory votes on the compensation of the named executive officers.	ONE YEAR

We will also transact such other business that may properly come before the annual meeting (including adjournments and postponements).

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 21, 2011 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Peter Blackmore
Peter Blackmore
Chief Executive Officer

Sunnyvale, California
October 12, 2011

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

October 12, 2011

The accompanying proxy is solicited on behalf of the board of directors of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2011 annual meeting of stockholders to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 15, 2011, at 1:00 p.m., Pacific Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about October 12, 2011. An annual report for the fiscal year ended June 30, 2011 is enclosed with this proxy statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on September 21, 2011, which is the record date, will be entitled to vote at the annual meeting. At the close of business on September 21, 2011, we had 47,607,924 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the annual meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the annual meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal. Proposals 3 and 4 are advisory votes and are non-binding, although the Board will give careful consideration to the voting results.

Brokers who hold shares for the accounts of their clients must vote such shares as directed by their clients. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Where a proposal is not “routine,” as is the case with Proposal No. 1, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and therefore, would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of ShoreTel for use at the annual meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the annual meeting will be counted as votes “for” such proposal, or in the case of the election of the class II directors, as a vote “for” election to class II of the board of all nominees presented by the board. In the event that sufficient votes in favor of the proposals are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the annual meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting provided a quorum is present.

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Expenses of Solicitation

The expenses of soliciting proxies to be voted at the annual meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual meeting or at the annual meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the annual meeting, or by attendance at the annual meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the annual meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and internet access providers, which must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ShoreTel’s board of directors is presently comprised of eight members, and will be comprised of seven members after this annual meeting, who are divided into three classes, designated as class I, class II and class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark F. Bregman and Edward F. Thompson have been designated as class I directors, Peter Blackmore and Kenneth D. Denman have been designated as class II directors, and Gary D. Daichendt, Michael Gregoire and Charles D. Kissner have been designated as class III directors. Mr. Daichendt serves as chairman of the board.

The class II directors will stand for reelection or election at this annual meeting, the class III directors will stand for reelection or election at the 2012 annual meeting of stockholders and the class I directors will stand for reelection or election at the 2013 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

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Each of the nominees for election to class II is currently a director of ShoreTel. If elected at the annual meeting, each of the nominees would serve until the 2014 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the three nominees recommended by the board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present board may determine. ShoreTel is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as class II directors at the annual meeting and of the incumbent class I and class III directors, and certain information about them, including their ages as of September 30, 2011, are included below.

Name	Age	Principal Occupation	Director Since

Nominee for election as class II director with term expiring in 2014:

Peter Blackmore	64	Chief Executive Officer	2010
Kenneth D. Denman(1)(2)	52	Former Chief Executive Officer of Openwave Systems, Inc.	2007

Incumbent class I director with term expiring in 2013:

Mark F. Bregman(2)(3)	54	Chief Technology Officer of NeuStar, Inc.	2007
Edward F. Thompson(1)	73	Audit Committee Chairman of ShoreTel, Inc., Aviat Networks,	2006
		Inc. and InnoPath Software, Inc.

Incumbent class III director with term expiring in 2012:

Gary J. Daichendt(2)(3)	60	Chairman of the Board	2007
		Managing member of TheoryR Properties LLC
Michael Gregoire(2)	45	Chairman and Chief Executive Officer of Taleo Corporation	2008
Charles D. Kissner(1)(3)	64	Chairman of Aviat Networks, Inc.	2006

(1) Member of our audit committee.

(2) Member of our compensation committee.

(3) Member of our corporate governance and nominating committee.

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Peter Blackmore has served as our chief executive officer and a board member since December 2010. Prior to joining ShoreTel, Mr. Blackmore was president, chief executive officer and a member of the board of directors of UTStarcom, Inc., an internet protocol company, from July 2008 to September 2010. From July 2007 to July 2008, Mr. Blackmore was president and chief operating officer for UTStarcom. Before this position, Mr. Blackmore was executive vice president of Unisys Corporation, from February 2005 to July 2007. From 1991 to August 2004, Mr. Blackmore served in various roles at Compaq Computer Corporation and Hewlett-Packard Company (HP), most recently as executive vice president of the Customer Solutions Group at HP from May 2004 through August 2004, and as executive vice president of the Enterprise Systems Group at HP from 2002 through May 2004. Prior to the merger of Compaq and HP, Mr. Blackmore served as executive vice president of worldwide sales and service of Compaq from 2000 through 2002 and senior vice president of worldwide sales and marketing of Compaq from 1998 through 2000. Mr. Blackmore has also served as a member of the board of directors of MEMC Electronic Materials, Inc. since 2006.

Qualifications to serve as director: As chief executive officer of ShoreTel, Mr. Blackmore has the ultimate operational and management responsibilities for our business. As a result, Mr. Blackmore is highly knowledgeable about the state of our business, the risks we face, and management’s plans for executing our growth strategy. Mr. Blackmore brings a range of experience in a variety of hardware, software and services companies. He brings Internet protocol-based telecommunications industry knowledge from his service as chief executive officer of UTStarcom. Mr. Blackmore also brings to the Board significant past professional experience in technology sales and marketing, international business, global channel development, and mergers and acquisitions, which we believe benefit our growth strategy. In addition, he has experience serving in the highest levels of executive management of both large public companies and a high growth, smaller public company. Mr. Blackmore’s board experience also exposes him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders.

Kenneth D. Denman has served as a director of ShoreTel since May 2007. Mr. Denman served as chief executive officer and a director of Openwave Systems, Inc. from November 2008 to September 2011. Prior to Openwave, Mr. Denman served as chief executive officer of iPass, Inc. a platform-based enterprise mobility services company, from October 2001 until November 2008. From January 2000 to March 2001, Mr. Denman served as president and chief executive officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as senior vice president, national markets group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as chief operating officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman holds a B.S. in accounting from Central Washington University and an M.B.A. in finance and international business from the University of Washington. Mr. Denman is a member of the advisory board at the University of Washington’s Michael G. Foster School of Business.

Qualifications to serve as director: Mr. Denman is independent and possesses extensive executive experience in the technology and telecom sectors. As a chief executive officer of a telecommunications software company, Mr. Denman’s operational and strategic experiences are directly relevant to ShoreTel’s operations and strategic opportunities. Mr. Denman has served on our audit committee since 2007 and therefore is familiar with our business model, our critical accounting policies and our specific accounting policies. Mr. Denman’s experience serving on the boards of other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders.

Mark F. Bregman has served as a director of ShoreTel since May 2007. Dr. Bregman has served as Chief Technology Officer of NeuStar, Inc., a provider of network addressing, routing and policy management, since July 2011. Dr. Bregman previously served as executive vice president and chief technology officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, from July 2005 to July 2011. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s executive vice president, chief technology officer and acting manager of the application and service management group from September 2004 to July 2005, and as its executive vice president, product operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the chief executive officer of AirMedia, Inc., a wireless internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as general manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

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Qualifications to serve as director: Dr. Bregman is independent and his more than 25 years of operational and strategic experience in the technology industry apply directly to ShoreTel’s operations and strategic opportunities. His experience as the chief technology officer of a high-growth, publicly traded software company gives him valuable and firsthand insights into issues regarding the strategic development of products and services that ShoreTel offers. In addition, Dr. Bregman possesses experience with the development and protection of intellectual property assets. With his three years of prior service on the ShoreTel board, he is very familiar with our business and the specific challenges and opportunities the company faces.

Edward F. Thompson has served as a director of ShoreTel since January 2006. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation including chief financial officer and secretary from August 1983 to June 1994, and chief executive officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a member of the board of directors of Aviat Networks, Inc. (formerly Harris Stratex Networks) and InnoPath Software Inc., and also serves as chairman of the audit committees of those companies. Until June 2010, Mr. Thompson also served on the board of directors of SonicWALL, Inc. and also served as chairman of its audit committee. He is also a member of the advisory board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University.

Qualifications to serve as director: Mr. Thompson is independent and brings over 40 years of financial expertise, corporate governance and risk management experience to ShoreTel. He also possesses extensive experience with the strategic and operational challenges of leading a global information technology company. Mr. Thompson serves as chairman of our audit committee. He qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the NASDAQ Stock Market Rules. Mr. Thompson has served on the audit committees of a number of high technology companies, including companies in the networking industry. We believe that Mr. Thompson’s board experience at other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders. Mr. Thompson has served on our board and audit committee since our initial public offering and is familiar with our business model, our critical accounting policies, and our specific accounting policies.

Gary J. Daichendt has served as a director of ShoreTel since April 2007 and as chairman of the board since July 2010. Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of TheoryR Properties LLC, a commercial real estate firm, since October 2002. He served as president and chief operating officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, from 1994 until his retirement in December 2000, Mr. Daichendt served in a number of positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, including most recently as executive vice president, worldwide operations from August 1998 to December 2000, and as senior vice president, worldwide operations from September 1996 to August 1998. Mr. Daichendt is a member of the board of directors of NCR Corporation. Mr. Daichendt holds a B.A. in mathematics from Youngstown State University and M.S. in mathematics from The Ohio State University.

Qualifications to serve as director: In addition to his extensive executive management experience at Fortune 500 companies, Mr. Daichendt is independent and brings significant expertise in sales, marketing and channel development, as well as in the telecommunications and technology industries, particularly in the specific markets and industries in which we operate. Mr. Daichendt brings to the board insights and perspectives that are directly relevant to the specific challenges and opportunities we face.

Michael Gregoire has served as a director of ShoreTel since November 2008. Mr. Gregoire has served as chairman and chief executive officer of Taleo Corporation, a talent management software company, since March 2005. Prior to Taleo, Mr. Gregoire served at PeopleSoft, an enterprise software company, from May 2000 to January 2005, most recently as executive vice president, global services. Prior to PeopleSoft, Mr. Gregoire served as managing director for global financial markets at Electronic Data Systems, Inc., a technology services provider, from 1996 to April 2000, and in various other roles from 1988 to 1996. Mr. Gregoire has a master’s degree from California Coast University, and holds a bachelor’s degree in physics and computing from Wilfred Laurier University in Ontario, Canada.

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Qualifications to serve as director: Mr. Gregoire is independent and brings to the board extensive executive experience with rapidly growing public companies in the software and services sectors. As a chief executive officer of a software company, Mr. Gregoire’s operational and strategic experiences apply directly to issues and opportunities managed by ShoreTel on a regular basis. He also brings experience serving in the highest levels of management of both a large public company and a high growth, smaller public company. Mr. Gregoire’s board experience, including the role of chairman of the board of directors of a public company, also exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders. In addition, with his experience at Taleo, Mr. Gregoire brings expertise in evaluating strategic compensation, as well as strategic human resources issues and policies, particularly for technology companies.

Charles D. Kissner has served as a director of ShoreTel since April 2006, and served as our lead independent director from April 2007 to July 2010. Mr. Kissner currently serves as chairman of the board of Aviat Networks, Inc., formerly Harris Stratex Networks, Inc., a provider of wireless transmission systems. Mr. Kissner served as chief executive officer and chairman of Aviat Networks from June 2010 to July 2011. Previously, he served as chairman of Stratex Networks from July 1995 to January 2007 and as its president and chief executive officer from July 1995 to May 2000 as well as from October 2001 to May 2006. Prior to joining Stratex Networks, Mr. Kissner served as vice president and general manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as executive vice president of Fujitsu Network Switching of America, Inc., a telecommunications switching manufacturer, and as president and chief executive officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T for over thirteen years. He previously served on the board of Meru Networks, a technology leader in the enterprise wireless systems market and on the board of directors of SonicWALL, Inc., a provider of internet security products. Mr. Kissner currently serves on the board of KQED Public Media, the largest public broadcaster in the United States. He holds a B.S. in industrial management and engineering from California State Polytechnic University and an M.B.A. from Santa Clara University.

Qualifications to serve as director: Mr. Kissner is independent and possesses over 30 years of management, operating, and corporate governance experience in the technology and telecom sectors. As a chief executive officer of a public communications company, Mr. Kissner’s operational and strategic experiences are directly relevant to issues faced by ShoreTel on a regular basis. He also possesses extensive experience with the strategic and operational challenges of leading a global company. We believe that Mr. Kissner’s board experience on the boards of directors of other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and the company’s stockholders. Mr. Kissner has served on our board, governance and nominating committee, and audit committee since our initial public offering and is familiar with our corporate governance, business model, critical accounting policies, and specific accounting policies.

The Board recommends a vote FOR the election of each nominated director.

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Membership and Meetings of Board of Directors and Board Committees

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our board of directors be independent. Our board of directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that Mark F. Bregman, Gary J. Daichendt, Kenneth D. Denman, Michael Gregoire, Charles D. Kissner and Edward F. Thompson are “independent directors” as defined under the rules of the NASDAQ Stock Market.

During fiscal year 2011, the board met formally fifteen times and took action by written consent once. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served. In addition, the independent outside directors met formally eight times during fiscal year 2011.

Board Committees

Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;

•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the audit committee charter and the committee’s performance.

Our audit committee consists of Edward F. Thompson, who is the chair of the committee, and Kenneth D. Denman and Charles D. Kissner. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Denman, Kissner and Thompson is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board has determined that each of Messrs. Denman, Kissner and Thompson is an audit committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal year 2011, the audit committee met nine times.

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Compensation Committee

Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of equity under our equity award plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee consists of Michael Gregoire, who is the chairman of the committee, Kenneth D. Denman and Gary J. Daichendt. Each of Messrs. Gregoire, Denman and Daichendt is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market and is an outside director under the applicable rules and regulations of the Internal Revenue Service. During fiscal year 2011, the compensation committee met seven times.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee makes recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, the corporate governance and nominating committee oversees our corporate governance guidelines and reporting and makes recommendations to the board of directors concerning governance matters. Our corporate governance and nominating committee consists of Charles D. Kissner, who is the chairman of the committee, Mark F. Bregman and Gary J. Daichendt. Each of Messrs. Bregman, Daichendt and Kissner is an independent director as defined under the applicable rules of the NASDAQ Stock Market. During fiscal year 2011, the corporate governance and nominating committee met five times.

Policy regarding Stockholder Nominations. The corporate governance and nominating committee considers stockholder recommendations for director candidates. The corporate governance and nominating committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to ShoreTel’s corporate secretary at ShoreTel’s principal executive offices, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s corporate secretary and as necessary to satisfy Securities Exchange Commission rules and ShoreTel’s bylaws, together with a letter signed by the proposed candidate consenting to serve on the board if nominated and elected.

•	The corporate governance and nominating committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the board, and also considers ShoreTel’s need to fill particular roles on the board or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The corporate governance and nominating committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Board Structure

Our board has determined that having an independent director serve as chairman of the board is in our best interests and those of our stockholders. Mr. Daichendt, a non-executive director, serves as our chairman of the board and presides over meetings of the board and our stockholders, and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board. Generally, every regular meeting of our board includes a meeting of our independent non-executive directors without management present.

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Risk Management

Our board recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to ShoreTel and its stockholders. While the chief executive officer and other members of the executive team are responsible for the day-to-day management of risk, our board is responsible for ensuring that an appropriate culture of risk management exists within the company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Our board exercises its oversight responsibility for risk both directly and through its committees. Throughout the year, our board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board is kept informed of the committee’s risk oversight and related activities through regular reports from the committee chairs. Strategic, operational and competitive risks also are presented and discussed at our board’s quarterly meetings. On at least an annual basis, our board conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between board meetings, our chief executive officer provides updates to the board on the critical issues we face and recent developments in our principal markets.

Our audit committee meets regularly with our chief financial officer, our independent auditor, our general counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, compliance risk, and key operational risks. Our audit committee meets regularly in separate executive session with the independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Our compensation committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our compensation committee also is charged with monitoring our incentive and equity-based compensation plans, including employee benefit plans. For additional information regarding the compensation committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Executive Compensation – Risk Assessment of Compensation Programs.”

Our nominating and corporate governance committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees. Our nominating and corporate governance committee also oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. This committee is also actively engaged in overseeing risks associated with succession planning for our board and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during our 2011 fiscal year.

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PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2012, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they desire to do so, and will be available to respond to appropriate questions.

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended June 30, 2011 and 2010.

	For the Fiscal Year Ended June 30,
Nature of Services	2010	2011

Audit Fees	$982,000	$1,029,000
Audit-Related Fees	—	—
Tax Fees	186,000	82,000
All Other Fees	—	—

Total Fees	$1,168,000	$1,111,000

Audit Fees. Audit fees consist of fees for professional services for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) Form S-8 filings, and (iv) consents and other matters related to Securities and Exchange Commission matters.

Audit-Related Fees. There were no audit-related fees incurred for the fiscal years ended June 30, 2010 and 2011.

Tax Fees. Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning services. Tax-related services rendered consisted primarily of the analysis of limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code, international tax planning strategies and expatriate tax planning services.

All Other Fees. There were no other fees incurred for the fiscal years ended June 30, 2010 and 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

The Board recommends a vote FOR the approval of the foregoing resolution.

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PROPOSAL NO. 3 — ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s proxy rules, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers (“NEOs”) for fiscal year 2011, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

The compensation of our NEOs is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 18, which we encourage you to read for additional details on our executive compensation programs and the fiscal year 2011 compensation of our NEOs.

Our executive compensation programs are based on three core principles that are designed to motivate our NEOs to achieve annual financial and strategic objectives and create long-term stockholder value. The fiscal 2011 compensation of our NEOs reflected these core principles:

•	A significant portion of each NEO’s cash compensation was based on our financial and operational performance and therefore “at risk”;

•	A significant portion of each NEO’s total compensation was provided in the form of long-term equity to further align the interest of NEOs and stockholders; and

•	The target total direct compensation package for each was consistent with market practices for executive talent and each NEO’s individual experience, responsibilities and performance.

We believe our compensation programs and policies for fiscal 2011 were consistent with our core compensation principles, aligned with stockholders’ interests, supported by strong compensation governance practices and worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for 2011, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the proxy statement.”

Advisory Vote and Board of Directors’ Recommendation

Our board of directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our named executive officers.

The Board recommends a vote FOR the approval of the foregoing resolution.

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PROPOSAL NO. 4 — ADVISORY VOTE REGARDING THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In addition to holding a “say on pay” advisory vote, we are submitting an advisory vote to stockholders regarding the frequency of future advisory “say on pay” votes, in accordance with the SEC’s proxy rules. We are asking stockholders to vote on whether future “say on pay” votes, such as Proposal 3 above, should be held every year, every two years, or every three years.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain.

Advisory Vote and Board of Directors’ Recommendation

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders.

Our board of directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in determining the frequency of the advisory vote on compensation.

The Board recommends that stockholders vote FOR the option of “ONE YEAR” as your preference for the frequency of holding future advisory votes on the compensation of our named executive officers.

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DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2011 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2011. Other than as set forth in the table and the narrative that follows it, during the 2011 fiscal year we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)		Stock Awards(9)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Mark F. Bregman	49,198	$32,840	(3)	$49,198	(10)	—	—	$82,038
Gary J. Daichendt	78,773	32,840	(4)	78,773	(11)	—	—	$111,613
Kenneth Denman	57,897	32,840	(5)	57,897	(12)	—	—	$90,737
Michael Gregoire	59,996	32,840	(16)	59,996	(13)	—	—	$92,836
Charles D. Kissner	61,324	32,840	(6)	61,324	(14)	—	—	$94,164
Edward Thompson	62,999	32,840	(7)	62,999	(15)	—	—	$95,839
Eric Salzman	19,651	160,776	(8)	19,651	(17)	—	—	$180,427

(1)	Commencing in the first quarter, all non-employee directors elected to receive common stock in lieu of a cash retainer. These directors received shares having a value of 120% of the cash retainer payable for the year instead of cash. See “— Cash Compensation” below.

(2)	Under Accounting Standards Codification (ASC) Topic 718 (ASC 718), we estimated the fair value of stock option awards described in footnotes 4-9 using the Black-Scholes option valuation model based on the following assumptions — Expected life: 6 years, Risk free interest rate: 1.48-2.12%, Volatility: 57%, and Dividend yield: 0%, as the Company has not paid and, as of the date of grant, did not anticipate paying dividends in the foreseeable future. See Footnote 9 in the Notes to Consolidated Financial Statements in the Company’s 10-K for further discussion of the assumptions used.

(3)	As of June 30, 2011, Dr. Bregman held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.09 per share, that was granted in fiscal 2011, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $32,840. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. As of June 30, 2011, Dr. Bregman held an aggregate of 27,926 shares of our common stock.

(4)	As of June 30, 2011, Mr. Daichendt held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.09 per share, that was granted in fiscal 2011, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $32,840. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. As of June 30, 2011, Mr. Daichendt held an aggregate of 81,265 shares of our common stock.

(5)	As of June 30, 2011, Mr. Denman held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.09 per share, that was granted in fiscal 2011, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $32,840. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. As of June 30, 2011, Mr. Denman held an aggregate of 37,614 shares of our common stock.

(6)	As of June 30, 2011, Mr. Kissner held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.09 per share, that was granted during fiscal 2011, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $32,840. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. As of June 30, 2011, Mr. Kissner held an aggregate of 8,257 shares of our common stock.

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(7)	As of June 30, 2011, Mr. Thompson held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.09 per share, that was granted during fiscal 2011, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $32,840. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. As of June 30, 2011, Mr. Thompson held an aggregate of 83,287 shares of our common stock.

(8)	As of June 30, 2011, Mr. Salzman held a stock option to purchase 40,000 shares of our common stock, with an exercise price of $7.33 per share, that was granted during fiscal 2011, which shares vest as to 1/48 of the shares each month over four years. The grant date fair value was $160,776. The grant was an automatic grant made pursuant to our nonemployee director compensation policy on the date of the directors’ first service as board member. As of June 30, 2011, Mr. Salzman held an aggregate of 2,078 shares of our common stock. Mr. Salzman served as a director from February 2011 to July 2011. Mr. Salzman’s option ceased vesting as of July 2011.

(9)	All of our non-employee directors have elected to receive a fully-vested award of our common stock in lieu of the current annual cash retainer (an “Award Bonus”), pursuant to the Plan. Those electing non-employee directors will receive shares having a value of 120% of the cash retainer for the year. For those non-employee directors that elect to receive an Award Bonus in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The Award Bonus shall be paid on a quarterly basis, on the last trading day of each fiscal quarter.

(10)	The cash amount payable was $49,198, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 6,656 shares issued.

(11)	The cash amount payable was $78,773, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 10,359 shares issued.

(12)	The cash amount payable was $57,897, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 7,776 shares issued

(13)	The cash amount payable was $59,996, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 7,907 shares issued.

(14)	The cash amount payable was $61,324, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 8,257 shares issued.

(15)	The cash amount payable was $62,999, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 8,402 shares issued.

(16)	As of June 30, 2011, Mr. Gregoire held a stock option to purchase 10,000 shares of our common stock, with an exercise price of $6.09 per share, that was granted during fiscal 2011, which shares vest as to 1/12 of the shares each month over one year. The grant date fair value was $32,840. The grant was an automatic annual grant made pursuant to our nonemployee director compensation policy on the date of the first annual stockholders meeting occurring after a director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter.

(17)	The cash amount payable was $19,651, which was paid in shares of common stock, in lieu of cash retainer for all fiscal quarters of 2011, total of 2,078 shares issued.

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We compensate independent directors with a combination of cash and equity.

Cash Compensation. Effective January 1, 2011, we implemented the following cash compensation program for our independent directors. Each independent director receives an annual retainer of $40,000. In addition, each independent director who is not a committee chair receives an annual retainer for each standing committee of our board of directors on which he serves equal to $4,000 for nominating and governance committee service, $5,000 for compensation committee service, or $8,500 for audit committee service. Our chairman of the board (or lead independent director, if the chairman is not independent) will receive an additional annual retainer of $30,000 per year for his service in that capacity, and each chair of a standing committee of our board of directors will receive an annual retainer of $8,000 for nominating and governance committee chairmanship, $20,000 for compensation committee chairmanship, or $20,000 for audit committee chairmanship, for his service in that capacity. Annual cash retainers are paid in quarterly installments at the end of each fiscal quarter.

In February 2008, the board of directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value of 120% of the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. All non-employee directors made this election, and it has been effective since the third quarter of fiscal 2008. For fiscal 2011, Messrs. Bregman, Daichendt, Denman, Gregoire, Kissner and Thompson earned $49,198, $78,773, $57,897, $59,996, $61,324, and $62,999 in cash retainers, respectively and were issued in lieu of the cash retainer 6,656, 10,359, 7,776, 7,907, 8,257, and 8,402 shares of common stock, respectively.

In general, we do not pay fees to independent directors for attendance at meetings of our board of directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Independent directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting. In addition, we allow our board members to use our ShoreTel phone systems in their homes at no cost.

Option Grants. Each independent director who becomes a member of our board of directors will be granted an initial option to purchase 40,000 shares of our common stock upon appointment or election to our board of directors. Each option granted to an independent director will have a ten-year term and terminate three months following the date the director ceases to be one of our directors, or 12 months afterwards if termination is due to death or disability. Each option grant vests and becomes exercisable as to 1/48th of the shares each month after the grant date over four years. The vesting of stock options granted to our independent directors will accelerate in full in connection with a change of control of ShoreTel. In addition, a new independent director shall receive 5,600 restricted stock units on the date of the first annual stockholders meeting occurring after such new director’s first anniversary as a board member and on the date of each annual stockholders meeting thereafter. Existing independent directors shall receive an option to purchase 5,600 restricted stock units on the date of the annual stockholders meeting occurring after such director’s second anniversary as a board member and on the date of each annual stockholders meeting thereafter. Independent directors are also eligible to receive discretionary awards under the 2007 Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of September 1, 2011 by:

•	each of the named executive officers listed in the summary compensation table;

•	each of our directors;

•	All of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of September 1, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 47,592,489 shares of our common stock outstanding on September 1, 2011. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers

Peter Blackmore(1)	27,595	*
Michael E. Healy(2)	257,468	*
Donald J. Girskis(3)	154,254	*
Pedro Rump(4)	424,495	*
Ava M. Hahn(5)	10,416	*
Edwin J. Basart(6)	629,508	*
Mark F. Bregman(7)	97,092	*
Gary J. Daichendt(8)	150,431	*
Kenneth D. Denman(9)	117,055	*
Michael P. Gregoire(10)	66,484	*
Charles D. Kissner(11)	19,090	*
Edward F. Thompson(12)	102,453	*
All directors and executive officers as a group (12 persons)(13)	2,066,757	4.3
5% Stockholders
Entities affiliated with Lehman Brothers Holdings Inc.(14)	5,019,228	10.5
Entities affiliated with Foundation Capital(15)	2,937,917	6.2
T. Rowe Price Associates, Inc.(16)	2,590,700	5.4

*	Less than 1%

(1)	Consists of 27,595 shares held by Mr. Blackmore.

(2)	Consists of shares purchased by Mr. Healy and options to purchase 252,081 shares.

(3)	Includes options to purchase 128,666 shares.

(4)	Includes options to purchase 397,499 shares. The vesting schedules for these stock options are described in the footnotes to the “Outstanding Equity Awards at June 30, 2010” table under “Executive Compensation.”

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(5)	Includes options to purchase 10,416 shares.

(6)	Includes options to purchase 164,997 shares.

(7)	Includes options to purchase 69,166 shares.

(8)	Includes options to purchase 69,166 shares.

(9)	Includes options to purchase 69,166 shares.

(10)	Includes options to purchase 45,624 shares.

(11)	Includes options to purchase 10,833 shares.

(12)	Includes options to purchase 19,166 shares.

(13)	Includes options to purchase 1,247,196 shares.

(14)	Based on a Schedule 13G filed February 8, 2008 and a Form 4 filed May 17, 2011.

(15)	Based solely on a Schedule 13G filed February 15, 2011. Consists of 1,723,394 shares held by Foundation Capital, L.P., 148,375 shares held by Foundation Capital Entrepreneurs Fund, L.L.C. and 1,066,148 shares held by Foundation Capital Leadership Fund, L.L.C. Foundation Capital Management, L.L.C. is the general partner of Foundation Capital, L.P. and managing member of Foundation Capital Entrepreneurs, L.L.C. The address of Foundation Capital is 250 Middlefield Road, Menlo Park, CA 94025.

(16)	Based solely on a Schedule 13G filed February 14, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Securities and Exchange Commission regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for our executive officers and directors were met during fiscal 2011.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our compensation committee oversees ShoreTel’s compensation plans and policies, approves compensation of our executive officers and administers our stock compensation plans. This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of compensation approved by the compensation committee and paid for fiscal 2011 to the named executive officers (“NEOs”) named below and included in the “Summary Compensation Table”:

•	Peter Blackmore, President and Chief Executive Officer, December 2010 – present

•	Donald J. Girskis, President and Chief Executive Officer, September 2010 – December 2010

•	John W. Combs, President and Chief Executive Officer – through September 2010

•	Michael E. Healy, Senior Vice President and Chief Financial Officer

•	Donald J. Girskis, Senior Vice President of Worldwide Sales

•	Pedro Rump, Senior Vice President of Engineering and Operations

•	Ava M. Hahn, Vice President, General Counsel & Secretary

•	Edwin J. Basart. Chief Technology Officer

Executive Summary

Fiscal 2011 Financial Highlights. ShoreTel delivered strong financial and operational results in fiscal 2011, despite an environment of continued global economic uncertainty. Highlights of these results are as follows:

•	Annual revenue increased to a record $200 million for fiscal 2011, representing year over year growth of 35%.

•	Stock price increased 220% from $4.64 on the last day of fiscal 2010 to $10.20 on the last day of fiscal 2011.

•	Delivered non-GAAP profitability during the third and fourth quarters of fiscal 2011, earlier than planned.

•	Expanded into the mobile telecommunications business through the acquisition of Agito Networks, a leader in platform-agnostic enterprise mobility.

•	Increased both worldwide and U.S. market share and became the fastest growing major enterprise IP telephony vendor, according to Synergy Research.

•	Implemented a two-tier distribution channel, expanding our sales capacity.

•	Introduced our new Contact Center solution.

•	Maintained world class customer satisfaction.

Consistent with these strong results, the compensation committee determined that our NEOs had earned cash bonuses, equity grants and, in some cases, salary increases, in recognition of company and individual performance, as further discussed in this CD&A.

Pay-for-Performance Assessment. Given our compensation philosophy and framework, and our incentive plan designs where a substantial portion of compensation for our executives is both performance-based and “at-risk” of forfeiture each year contingent on the management team meeting and exceeding its annual and long-term financial plan objectives, we believe our compensation programs create commonality of interest between our executive team and stockholders for long-term value creation. Our commitment to pay-for-performance includes:

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•	We continuously monitor and take actions to adopt best practices, and eliminate or prohibit poor pay practices that are inappropriate for ShoreTel or in conflict with our pay-for-performance culture (see table below).

•	A substantial portion of our compensation is performance-based. For fiscal 2011, our CEO’s pay package reflects a new hire package with a substantial portion (~50%) of compensation that is performance based via a stock option award that will vest over four years and only deliver meaningful realized compensation if stock price growth is achieved. For fiscal 2011, approximately 75% of NEO total compensation was performance based, with the majority of compensation delivered in the form of short term cash incentives and stock option awards.

•	A substantial portion of our executive compensation (approximately 45% for our CEO and approximately 35% on average for our NEOs) remains “at risk” of forfeiture each year contingent on the management team meeting and exceeding their annual and long-term financial plan objectives. For example, in fiscal 2009, no second half bonus payouts were made due to failure to meet the minimum profit threshold in a challenging economic environment. The average bonus payout for the last three fiscal years is 68%. In fiscal 2011, bonus payments were approximately 89% of target as a result of the company’s stronger performance, as noted in the Executive Summary above.

•	While we strive to offer fully-competitive “target” pay opportunities for each executive to recognize the experience, industry expertise and leadership each of them brings to ShoreTel, the actual pay received or “realized” by each executive is highly dependent on the ability of the management team to achieve above-plan financial results and meet key operational milestones over an extended period of time or their actual compensation received can be substantially above or below market.

Review of Competitive and Appropriate Pay Practices. The Committee regularly evaluates our compensation programs to ensure they are consistent with the short-term and long-term goals of both the Company and our stockholders given the dynamic nature of our business and the market where we compete for talent. Following is a summary of our current pay practices and also the eliminated/prohibited pay practices that were approved by the Committee and put in place by the Company:

Current Pay Practices		Eliminated/Prohibited Pay Practices
•	Pay-for-performance program designs where a significant portion of compensation remains at-risk based on company performance and is also equity-based to create alignment between executives and stockholders	•	Prohibited hedging, pledging and margining stock.

		•	Prohibited tax gross-ups on any perquisites other than standard relocation benefits.

•	Salaries set within competitive market range (i.e., 25th to 75th percentile).	•	No “single-trigger” accelerated vesting of equity upon a change of control.

•	Equity grants tied to multi-year vesting.

Overview of Executive Compensation Philosophy and Objectives

The compensation committee compensates our executives based on overall company performance and individual employee performance. Our overall compensation packages are designed to help ShoreTel acquire, retain and motivate talented executives with proven experience. Because our named executive officers lead our largest functions, they have the ability to directly influence overall company performance and, as a result, have a greater portion of their pay tied to short and long-term incentive programs than most other employees. We have designed our compensation programs to encourage the achievement of overall financial results, particularly revenue growth, profitability and customer service, and to encourage role specific individual contributions by named executive officers. We seek to align the interests of our named executive officers with the interests of our stockholders in order to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

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Role of the Compensation Committee

Our compensation committee currently consists of Michael Gregoire (chairman), Gary J. Daichendt and Kenneth D. Denman. Each member of our compensation committee is (i) an “independent” director under the requirements of The Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and (iii) a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. The compensation committee has adopted a written charter approved by the board of directors, which is available on our website at www.shoretel.com under “Investor Relations” — “Corporate Governance.”

The compensation committee is responsible for overseeing our compensation policies, plans and benefit programs and administering our equity compensation plans. In addition, the compensation committee reviews and approves the specific elements of our named executive officers’ compensation, as well as agreements or arrangements with our named executive officers relating to employment, severance or changes of control. In doing so, our compensation committee is responsible for ensuring that the compensation of our named executive officers is consistent with our compensation philosophy and programs.

Role of Executives and Compensation Consultants in Compensation Determinations

The compensation committee receives support from ShoreTel’s Human Resources department in analyzing and establishing our compensation programs. The vice president of human resources attended all regular meetings of the compensation committee during fiscal 2011. In addition, ShoreTel’s general counsel also attended all regular meetings of the compensation committee in order to provide guidance regarding the legal implications of compensation decisions. ShoreTel’s CEO and CFO also regularly participated in compensation committee meetings, providing management input on organizational structure, executive development and financial analysis. The CEO provided recommendations to the compensation committee regarding the cash and equity compensation for the executive staff and how to use incentive compensation to drive ShoreTel’s growth. All executives leave the meetings when matters of executive compensation specific to them are discussed.

The compensation committee has delegated to a subcommittee consisting of our CEO, with assistance of our CFO, the authority to grant equity to non-executive employees within certain guidelines. For more information see “Equity Grant Policy” below.

In making compensation decisions, the compensation committee also has the authority to engage the services of outside advisers, experts and others and has engaged Compensia, Inc. For this purpose, Compensia attended some of the meetings of the compensation committee, responding to committee members’ inquiries and refining their analysis based on these questions.

Compensia does not provide any services to ShoreTel other than the services provided to the compensation committee. The nature and scope of services rendered by Compensia were:

•	To assist in identifying members of our peer group for comparison purposes;

•	To help determine compensation levels at the peer group companies;

•	To provide advice regarding executive, board of directors and employee compensation best practices and market trends;

•	Assist with the redesign of any short-term or long-term incentive compensation program;

•	Prepare for and attend selected management or committee meetings;

•	Prepare an independent compensation risk assessment; and

•	Provide ad hoc advice throughout the year.

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The compensation committee and Compensia selected companies that they believed are comparable to ShoreTel with respect to operations, revenue level, industry segment and market conditions, and consisted of the following companies:

Acme Packet	Globecomm Systems,Inc.	Neutral Tandem

Aruba Networks	Infinera	Novatel Wireless

BigBand Networks	Interactive Intelligence	Occam Networks

Calix	iPass	Zhone Technologies

Communications Systems Inc.	Limelight Networks

The members of the peer group were U.S.-based companies involved in the networking or telecommunications industries, and therefore we believed were representative of companies with which we compete for talented employees. In addition, these companies had similar levels of revenues and market capitalization (generally, 0.5x to 2x ShoreTel’s revenue and market capitalization). This peer group was similar to the peer group used during the prior fiscal year, except for companies that were acquired or had a significant change in revenue such that they fell outside the targeted revenue range. Peer group comparison data were collected from Radford Surveys + Consulting (“Radford”), and from publicly-available information contained in the peer group members’ SEC filings. The Radford survey provides market data and other benchmark information related to trends and competitive practices in executive compensation.

We seek to set executive officers’ total overall target cash compensation at a level that was at or near the 75th percentile of the total cash compensation paid to executives with similar roles at peer group companies, with base salaries targeted between the 50th and 60th percentile and incentive compensation targeted at above median. However, due to below-plan levels of performance, the compensation committee did not increase base salary and bonus levels for fiscal 2009 and 2010. As a result, actual fiscal 2011 compensation for all our executives, except Mr. Girskis, fell below these ranges.

We seek to attract and retain top executive talent, which we believe requires a competitive compensation plan. Equity compensation was targeted at the 50th percentile of comparable companies to ensure the company maintains an acceptable and sustainable burn rate.

Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus would constitute a significant percentage of an executive’s overall compensation such that the cash component is designed to pay above target when ShoreTel exceeds its goals and below target when ShoreTel does not achieve its goals. The maximum payment for overachievement in all performance goals is capped at 150%. In order to fund the performance bonus pool, we must meet certain revenue and operating income targets, subject to a multiplier for customer satisfaction.

Approval of Executive Compensation. The compensation committee reviews and approves all decisions regarding the compensation of the executive officers other than our CEO. With respect to the CEO’s compensation, the compensation committee recommends to the independent directors of the board of directors the form and amount of the CEO’s compensation. The independent directors then approve the form and amount of the CEO’s compensation.

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Elements of Compensation. Our executive officers are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy

Base Salary	Market data and scope of executive’s responsibilities.	Attract and retain experienced executives.	Targeted between 50th and 60th percentile of peer companies.

Non-Equity Incentive Plan	Based on achieving corporate objectives.	Motivate executives to achieve company objectives.	Targeted at above median of peer companies.

	Executive bonus amount is adjusted based on individual performance during the bonus period.	Tie a substantial portion of executive compensation to achieving company objectives and individual performance.	Substantial portion of executive cash compensation based on short-term company performance.

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards.	Attract and retain experienced executives.	Targeted at 50th percentile of peer companies.
		Align interests of executives with stockholders.	Portion of executive compensation based on long-term company performance.

Base Salary. In February 2011, the compensation committee reviewed the base salary of each of the executive officers named in the Summary Compensation Table and compared the base salaries to peer group data presented by Compensia. Base salaries for the NEOs, except for Mr. Girskis, fell below our target of 50th to 60th percentile. Accordingly, base salaries for the NEOs were adjusted as follows in fiscal 2011:

Name	Base Salary		% Increase
Peter Blackmore	$400,000		-
John W. Combs	$350,000		-
Michael E. Healy	$295,000	*	11.5%
Donald J. Girskis	$250,000		-
Pedro Rump	$265,000	*	6.0%
Ava M. Hahn	$240,000	*	4.4%
Edwin J. Basart	$234,000	*	4.4%

*Base salary adjustments were effective March 1, 2011.

Non-Equity Incentive Plan Award. We utilize cash bonuses to reward the achievement of company objectives and to recognize individual performance. Messrs. Blackmore, Combs, Healy, Girskis, Rump, Basart and Ms. Hahn were eligible to receive cash awards following December 31 and June 30 each year under our bonus plan. For fiscal 2011, the bonuses were based upon the attainment of company performance objectives established by the compensation committee for each six-month period during the fiscal year, the size of the bonus pool and each executive’s individual performance, as determined by the CEO.

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The performance objectives for all NEOs (except Mr. Girskis for the first half of fiscal 2011) consisted of pre-defined ranges of (1) revenue; (2) non-GAAP operating profit, which is currently defined as non-GAAP operating income, less stock-based compensation expense, amortization of acquisition-related intangibles, litigation settlements and other non-recurring adjustments including the related tax adjustments; and (3) customer satisfaction, based on scores from our regularly-conducted customer satisfaction surveys. Other non-recurring adjustments in fiscal year 2011 amounted to $525,000, representing severance payment to Mr. Combs, our former chief executive officer. The bonus pool is equal to the product of (a) a percentage determined under the bonus plan, based on the extent to which all three performance objectives are achieved, multiplied by (b) a dollar amount equal to 100% for Mr. Blackmore and Mr. Girskis, and 45% for other executives, multiplied by each executive’s base salary for the six-month period.

For the first half of fiscal 2011, Mr. Girskis’ incentive compensation plan was a separate plan based on achieving worldwide billings and channel partner recruitment goals. For the second half of fiscal 2011, Mr. Girskis participated in our bonus plan along with our other NEOs.

Current bonus targets reflect peer company median pay practice and are below our stated goal of bonus sufficient to deliver total target cash compensation at the 75th percentile. Bonus targets were not adjusted due to lower performance in 2009 and 2010 and our interest in tightly managing operating expenses for fiscal 2011. We may increase these bonus targets as the company’s financial performance continues to improve.

Each executive’s individual performance is evaluated by the compensation committee and the executive’s bonus amount is adjusted accordingly. The CEO provides the compensation committee an assessment of each executive’s performance during each six month period. The maximum cash award any participant may receive under the bonus plan is 150% of that participant’s target bonus, although total payments under the bonus plan cannot exceed the bonus pool. Actual individual payout is adjusted lower or higher based on individual performance.

The targets chosen by the compensation committee for all executive objectives reflected the compensation committee’s belief that, as a “growth company,” executives should be rewarded for revenue growth, but only if that revenue growth is achieved in accordance with the company’s plan for profitability. Customer satisfaction was also selected as a performance objective because of the compensation committee’s belief that customer satisfaction is critical to the short and long-term success of our business and provide us with a distinct competitive advantage in competing against some of our much larger competitors. The committee considered the chosen metrics to be the best indicators of financial success and stockholder value creation. In fiscal 2011, we did not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment, but we may adopt such a policy.

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Percentages of Base Salary

For the 2011 fiscal year, the annual target incentive awards were the following percentages of executive officer base salary:

	Percent of Base Salary (Annual Incentive Award)
Name	Threshold(1)	Target	Max Above-Target
Peter Blackmore	100.0%	100%	150.0%
John W. Combs	42.5%	85%	127.5%
Michael E. Healy	22.5%	45%	67.5%
Donald J. Girskis – 1st half of fiscal 2011	50.0%	100%	N/A (2)
Donald J. Girskis – 2nd half of fiscal 2011	50.0%	100%	150%
Pedro Rump	22.5%	45%	67.5%
Ava M. Hahn	22.5%	45%	67.5%
Edwin J. Basart	22.5%	45%	67.5%

(1)	The threshold for payout of each element of the incentive award was 50% of the target. The bonus incentive plan rewards performance for achievement against board-approved plans in three specific areas for each six month increment: (1) revenue achievement, (2) non-GAAP operating profit or loss, and (3) customer satisfaction levels. For the first half of fiscal 2011, revenue achievement was weighted at 50%, while operating profit and customer satisfaction are weighted at 25% each. For the second half of fiscal 2011, revenue achievement was weighted at 75%, while operating profit was at 25% and customer satisfaction was a multiplier that would adjust the bonus up or down by 10% depending on performance. The minimum threshold revenue target for the first half of fiscal 2011 was $86.2 million and the maximum revenue target was $105.3 million. The minimum threshold revenue target for the second half of fiscal 2011 was $93.3 million and the maximum revenue target was $126.3 million. Achievement of the threshold revenue level yields a 50% payment of the revenue element, and achievement of the maximum revenue level yields a 150% payment of the revenue element. Please see table below regarding various levels of revenue achievement and resultant bonus payments as a percentage of the target bonus payment. Actual results are compared to the six month plan amounts to determine attainment on each of the three measurement areas.

Revenue Achievement as a % of Target	Associated Bonus Payment as a % of Target
85%	50%
95	75
97.5	90
103	110
106	125
115	150

In the first half of fiscal 2011, revenue achievement was 96% of plan, which yielded a 40.6% payment of the revenue element based on the 50% weighting factor. In the second half of fiscal 2011, revenue achievement was 98% of plan, which yielded a73% payment of the revenue element based on the 75% weighting factor.

(2)	Mr. Girskis’ first half fiscal 2011 incentive compensation plan was based on achieving worldwide billings and channel partner recruitment goals. Maximum incentive bonus for the worldwide billings element of the incentive award was not capped for the first half of fiscal 2011. For the second half of fiscal 2011, Mr. Girskis moved to the corporate bonus plan, under which the other NEOs also participate, which has a cap of 150%.

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Fiscal 2011 Bonus Plan Objective Achievement Versus Targets for Messrs. Blackmore, Healy, Girskis, Rump, Basart and Ms. Hahn

	First Half Fiscal 2011			Second Half Fiscal 2011
	(dollars in millions)
Bonus Objective	Target	Achievement	Payout %	Target	Achievement	Payout %
Revenue	$95.8	$92.0	40.6%	$109.8	$108.1	73%
Non-GAAP Operating Profit(1)	$0.4	$(1.8)	0%	$0.6	$1.7	37.5%
Customer Satisfaction Score(2)	93.5	94.0	26.9%	93.5	92.9%	0%
Total			67.5%			110.5%

(1)	Non-GAAP Operating Profit is operating income, less stock-based compensation expense, amortization of acquisition-based intangibles, litigation settlements and other non-recurring adjustments including the related tax adjustments. For fiscal 2011, other non-recurring adjustments amounted to $525,000.

(2)	The Customer Satisfaction Score is determined by our customer surveys.

In fiscal 2011, Messrs. Blackmore, Healy, Girskis, Rump, Basart and Ms. Hahn earned incentive awards equal to $241,080, $114,470, $237,250, $107,950, $92,916, and $98,916, respectively.

1st Half Fiscal 2011 Bonus Plan Objective Achievement as a Percentage of Targets for Mr. Girskis

Bonus Objective	Q1 2011	Q2 2011
Revenue/billings	91%	91%
Channel partner recruitment	120%	71%

Mr. Girskis was on a separate incentive compensation plan for the first half of fiscal 2011. Under that separate plan, Mr. Girskis earned incentive awards totaling $93,250.

We do not disclose the specific revenue/billings quotas for Mr. Girskis since such disclosure would result in competitive harm to us. We established the sales quotas under his sales compensation plan at an amount we believed would be reasonably possible to achieve at 100% achievement, thus making it reasonably possible for him to earn his target commission. Exceeding the target sales quotas would be progressively more difficult, making it more difficult for him to earn higher commissions.

Individual goals varied by quarter, and consisted of various revenue goals for certain regions (such as Australia-New Zealand, EMEA), certain channel partners (primarily our “Tier 1” resellers) and certain products (primarily our contact center and small business bundled products), sales pipeline growth, number and size of new channel partners signed, and targeted sales headcount growth.

Based on the achievement percentages noted, the components of the bonus paid in the first half of fiscal 2011 to Mr. Girskis were:

	Metric weighting	Percentage of metric earned	Percentage of bonus earned for metric

Revenue/billings	70%	91%	58.1%
Channel partner recruitment	30%	92%	103.4%
Total percentage of bonus earned			71.7%

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Long-Term Equity Incentive Awards. We utilize equity awards in the form of stock options and restricted stock units (“RSUs”) to ensure that our executive officers have a continuing stake in our long-term success. We believe a mix of options and RSUs best meet our overall goals of alignment with long term performance and shareholder value creation, and retention of our key executives. For fiscal 2011, NEO awards emphasized stock options, as approximately 20% of long term incentive grant value was delivered in options. Individual awards were determined based on market median practice and individual performance. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. The value of RSUs granted to executives will vary based on the market price of our stock, but will only gain in value if the market price of our common stock increases. Typically, stock options for newly-hired executives vest over 48 months with 25% of the shares vesting on the first anniversary of the grant date, and the remainder vesting in equal installments over the next 36 months. Typically, RSUs granted to newly-hired executives vest over 48 months, with 25% of the shares vesting on the first anniversary of the grant date, and 25% vesting on the second, third and fourth anniversary dates, respectively. Follow-on executive stock option grants typically vest over 48 months with 50% of the shares vesting on the second anniversary of the grant date, and the remainder vesting in equal installments over the next 24 months. Follow-on executive RSUs grants vest over 48 months, with 50% of the shares vesting on the second anniversary of the grant date, and 25% vesting on the, third and fourth anniversary dates, respectively.

Authority to make stock option grants to executive officers, with the exception of the CEO, has been delegated to our compensation committee. In determining the size of stock option grants to executive officers, our compensation committee considers our performance against the strategic plan, individual performance against the individual’s objectives, comparative share ownership data from compensation surveys of high technology companies in our area, the extent to which shares subject to previously granted options are vested and the recommendations of our CEO and other members of management.

In August 2010, we granted each of Messrs. Healy, Girskis and Rump an option to purchase 50,000 shares of common stock and 6,000 RSUs. At that time, we also granted Ms. Hahn an option to purchase 45,000 shares of common stock and 5,500 RSUs, and Mr. Basart an option to purchase 40,000 shares of common stock and 5,000 RSUs. In February 2011, in recognition of his service as interim chief executive officer, we granted Mr. Girskis an additional option to purchase 24,390 shares of common stock. In December 2010, upon the commencement of employment, we granted Mr. Blackmore options to purchase 1,000,000 shares of common stock pursuant to his employment agreement.

Agreement with Mr. Blackmore

ShoreTel entered into an executive employment agreement with Mr. Blackmore that provides for his general employment terms, including certain compensation provisions described below, and specified termination benefits in the event of a termination upon ShoreTel’s change of control or his termination in the absence of a change of control.

Salary and Bonus. Mr. Blackmore receives an annual base salary of $400,000, less applicable withholding taxes, which will be reviewed annually by the compensation committee. Mr. Blackmore is eligible to receive an annual incentive bonus based on criteria established by the board equal to his then-current base salary. Such target bonus may be increased at the discretion of the board to a maximum of 150% of his then-current base salary. For fiscal 2011, his target bonus was be pro-rated by the number of days between his commencement of employment on December 13, 2010 and June 30, 2011, with the pro-rated portion for fiscal 2011 guaranteed at 100% achievement.

Additional Benefits. ShoreTel pays for one annual physical for Mr. Blackmore and will reimburse him for the cost of his existing health insurance policy.

Equity Grants. Mr. Blackmore was granted an option to purchase (i) 750,000 shares of ShoreTel’s common stock with an exercise price equal to $7.63, which was the fair market value on the date of grant, and (ii) 250,000 shares of common stock at an exercise price equal to $11.00 per share. His option vests as to 25% of the shares on the first anniversary of the grant date, with 1/48th of the shares subject to the options vesting on a monthly basis thereafter. The vesting of the options shall accelerate as described below.

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Termination in Absence of a Change of Control. In the event of a termination in absence of change of control and upon the execution of a binding release agreement, Mr. Blackmore will be entitled to receive: (1) a lump sum payment in an amount equal to eighteen (18) months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for eighteen (18) months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), (3) an amount equal to his then-current target bonus, less any previously-paid advances on such bonus, prorated for the number of days of his service to the company for such year, payable in one lump sum, provided that if such termination were to occur in the second (2nd) half of the fiscal year, the first (1st) half incentive plan funded percentage would be used and a performance rating factor of 1.0 in calculating the amount owed would be used, and (4) accelerated vesting of his options as if he had provided a full year of service (but in no event less than six months of accelerated vesting) equal to one year, if such termination occurs during the first year of employment, or six months if such termination occurs after the one-year anniversary of employment.

Termination Upon a Change of Control. In the event of a termination upon a change of control and upon the execution of a binding release agreement, Mr. Blackmore will be entitled to receive: (1) a lump sum payment in an amount equal to eighteen (18) months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for eighteen (18) months pursuant to COBRA; (3) a lump sum payment in an amount equal to one hundred and fifty percent (150%) of his then-current target bonus, less applicable withholding taxes and (4) full acceleration of his options. Mr. Blackmore is required to provide reasonable transition services to ShoreTel (or any successor) following a termination upon a change of control for a three-month period in order to receive these benefits.

Term of Agreement. The agreement has a three-year initial term. Either Mr. Blackmore or ShoreTel may give at least nine months’ prior notice to the other that the agreement shall terminate at the end of the initial term. If such written notice is not timely provided, the term of the agreement renews and extends for another three years.

Agreement with Mr. Combs

Mr. Combs resigned as chief executive officer effective September 30, 2010. In recognition of his six years of service to the company, and in exchange for a release of claims, Mr. Combs received a lump sum payment equal to $525,000 representing 18 months of his current base salary of $350,000, and $170,485, representing his pro-rated target bonus for fiscal 2011, less applicable withholding taxes and approximately $17,900, representing reimbursement of premiums paid for continuation coverage for 18 months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985. In recognition of his service to the company, the board determined to waive Mr. Combs’ requirement to reimburse the company for the relocation expenses previously paid to him for the lease of a home in Los Altos, California (Silicon Valley) prior to his resignation.

Other benefits. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies.

Accounting and Tax Implications. We estimate the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized to expense on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. Our cash compensation is recorded as an expense at the time the obligation is accrued.

Under federal tax laws, a publicly-held company such as ShoreTel is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. Non-performance based compensation paid to our executive officers for fiscal 2011 did not exceed the $1.0 million limit per officer and the compensation committee does not anticipate that the non-performance based compensation to be paid to executive officers for the 2012 fiscal year will be in excess of the deductible limit.

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The compensation committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the IRC. The compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Also, the compensation committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the IRC, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Equity Award Policies. Equity awards for newly hired executives are typically made on the date the executive starts employment. Performance grants and annual re-fresh grants are typically made to executives during an open trading window as defined in the company’s insider trading policy. We do not currently have equity security ownership guidelines or requirements for our executive officers.

Risk Assessment of Compensation Programs

The compensation committee considers potential risks when reviewing and approving compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•	A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple Performance Factors – Our incentive compensation plans use multiple company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company.

•	The executive incentive plan is dependent on multiple performance metrics including revenue, non-GAAP profit and customer satisfaction. The plan does not pay out unless certain financial metrics are met.

•	The long-term incentives are equity-based, with four year vesting to complement our annual cash based incentives.

•	Capped Incentive Awards – Awards under the executive incentive plan are capped at 150% of target.

Additionally, the compensation committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, the compensation committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on ShoreTel. In making this evaluation, the compensation committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Compensia, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board of directors.

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Conclusion

In evaluating the individual components of overall compensation for each of our executive officers, the compensation committee reviews not only the individual elements of compensation, but also total compensation. Through the compensation programs described above, a significant portion of the compensation awarded to our executive officers is contingent upon individual and ShoreTel’s performance. The compensation committee remains committed to this philosophy of pay-for-performance and will continue to review executive compensation programs to ensure that the interests of our stockholders are served.

COMPENSATION COMMITTEE REPORT

This report of the compensation committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael P. Gregoire, Chair

Gary J. Daichendt
Kenneth D. Denman

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EXECUTIVE COMPENSATION

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2011 paid to or accrued for our chief executive officers, our chief financial officer, each of our three other most highly compensated executive officers whose aggregate salary and bonus was more than $100,000. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation

Name and Principal Position	Fiscal Year	Salary(1)		Bonus	Stock Awards(2)	Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Peter Blackmore	2011	$221,200		—	$—	$3,940,025		$241,080		$—		$4,402,305
Chief Executive Officer

John W. Combs	2011	121,150		—	—	—		170,485		542,900	(7)	834,535
Former Chief Executive Officer	2010	350,000		—	650,100	672,020		181,088		258,931	(4)	2,112,139
	2009	350,000		—	—	193,770	(6)	192,780		76,441	(4)	812,991

Michael E. Healy	2011	270,000		—	27,300	124,440		114,470		—		536,210
Chief Financial Officer	2010	250,000		—	—	—		70,000		—		320,000
	2009	250,000		—	—	357,856	(6)	60,000		—		667,856

Donald J. Girskis	2011	260,000		—	27,300	222,888		355,863		—		866,051
SVP, Worldwide Sales(6)	2010	250,000		—	—	132,757		171,537	(5)	—		554,294
	2009	250,000		—	—	—		180,881	(5)	—		430,881

Pedro Rump	2011	254,450		—	27,300	124,440		107,952		—		514,142
SVP, Engineering and Operations	2010	235,000		—	—	—		73,000		—		308,000
	2009	235,000		—	—	185,804	(6)	65,000		—		485,804

Ava M. Hahn	2011	233,333		—	25,025	111,196		98,916		—		468,470
VP, General Counsel & Secretary	2010	176,000		—	—	—		46,000		—		222,000
	2009	47,300	(8)	—	85,016	165,809	(6)	6,000		—		304,125

Edwin J. Basart	2011	231,333		—	22,750	99,552		92,916		—		446,551
Chief Technology Officer	2010	216,000		—	—	—		57,000		—		273,000
	2009	216,000		—	—	185,804	(6)	45,000		—		446,804

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(1)	The amounts in this column include payments by us in respect of accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.

(2)	Represents the aggregate grant date fair value under SFAS 123(R). In fiscal year 2011 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 5.75-6.26 years, Risk free interest rate: 1.43-2.12%, Volatility: 57%, and Dividend yield: 0, and in fiscal year 2010 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6-6.5 years, Risk free interest rate: 2.26-2.47%, Volatility: 57-58%, and Dividend yield: 0, and in fiscal year 2009 we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 6-6.4 years, Risk free interest rate: 1.8-3.1%, Volatility: 58-59%, and Dividend yield: 0.

(3)	Except as otherwise noted below, all non-equity incentive plan compensation were paid pursuant to a bonus incentive plan. For a description of this plan, see “Compensation Discussion and Analysis — Non-Equity Incentive Plan Award.”

(4)	In 2009, represents travel expenses, living expenses and rent. In 2010, represents relocation allowance. Mr. Combs terminated employment in September 2010.

(5)	Represents sales commissions and discretionary bonus.

(6)	Represents incremental fair value of stock options exchanged under the Company’s February 2009 tender offer.

(7)	Represents severance and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA. See “Agreement with Mr. Combs.”

(8)	Ms. Hahn took unpaid maternity leave during part of fiscal 2009.

In addition, we allow our executives to use our ShoreTel phone systems in their homes at no cost, provided they return the equipment upon termination of employment.

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Grants of Plan-Based Awards During the 2011 Fiscal Year

The following table provides information with regard to grants of plan-based awards to each named executive officer during our fiscal year ended June 30, 2011:

								Grant Date Fair Value of Stock Option Awards(9)($)
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)($)
Name		Target($)	Maximum($)
Peter Blackmore	—	400,000	600,000	—		—		—
	12/13/2010	—	—	750,000	(4)	7.63		3,081,675
	12/13/2010	—	—	250,000	(4)	11.00	(5)	858,350

John W. Combs	—	297,500	446,250	—		—		—

Michael E. Healy	8/17/2010	—	—	50,000	(6)	4.55		124,440
	8/17/2010	—	—	6,000	(7)	—		27,300
	—	121,500	182,250	—		—		—

Donald J. Girskis	8/17/2010	—	—	50,000	(6)	4.55		124,440
	8/17/2010	—	—	6,000	(7)	—		27,300
	2/02/11	—	—	24,390	(8)	7.54		98,448
	—	125,000	187,500	—		—		—

Pedro Rump	8/17/2010	—	—	50,000	(6)	4.55		124,440
	8/17/2010	—	—	6,000	(7)	—		27,300
	—	114,502	171,753	—		—		—

Ava M. Hahn	8/17/2010	—	—	45,000	(6)	4.55		111,196
	8/17/2010	—	—	5,500	(7)	—		25,025
	—	105,000	157,500	—		—		—

Edwin J. Basart	8/17/2010	—	—	40,000	(6)	4.55		99,552
	8/17/2010	—	—	5,000	(7)	—		22,750
	—	104,100	156,150	—		—		—

(1)	Represents bonuses payable pursuant to ShoreTel bonus plans for fiscal 2011. For a description of these plans, see “Compensation Discussion and Analysis — Non Equity Incentive Plan Award.”

(2)	Each stock award was granted pursuant to our 2007 Equity Incentive Plan.

(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on such date.

(4)	A stock option that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 1/48 of the shares each month over the next three years thereafter.

(5)	Exercise price is $11.00, greater than fair market value of $7.63 per share at date of grant.

(6)	A stock option that vests as to 50% of the shares on the first anniversary of the grant date and vests as to 1/48 of the shares each month over the next two years thereafter.

(7)	A restricted stock unit that vests as to 50% of the shares on the first anniversary of the grant date and vests as to 25% of the shares each anniversary of the grant date over the next two years thereafter.

(8)	A stock option that vests as to 50% of the shares on the first and second anniversary of the grant date.

(9)	Represents the grant date fair value under SFAS 123(R), we estimated the grant date fair value of stock option awards described in footnotes 4-5 using the Black-Scholes option valuation model with the following assumptions — Expected life: 5.75-6.26 years, Risk free interest rate: 1.43-2.12%, Volatility: 57%, and Dividend yield: 0. See Footnote 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

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Outstanding Equity Awards at June 30, 2011

The following table presents the outstanding option and restricted stock units held as of June 30, 2011 by each named executive officer:

									Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

	Number of Securities Underlying Unexercised Options(1)				Option Exercise Price(2)	Option Expiration Date	Shares of Units of Stock That Have Not Vested
Name	Exercisable		Unexercisable
Peter Blackmore	—		750,000	(4)	$7.63	12/13/2020	—		—
	—		250,000	(4)	11.0	12/13/2020	—		—

Michael E. Healy	139,582		135,417	(5)	4.82	2/3/2016	—		—
	77,083		22,917	(6)	5.08	5/6/2018	—		—
	—		50,000	(7)	4.55	8/17/2020	—		—
	—		—		—	—	6,000	(8)	61,200

Donald J. Girskis	88,333	(9)	41,667		4.93	2/11/2018	—		—
	—		—		—	—	12,500	(10)	127,500
	—		—		—	—	6,000	(8)	61,200
	—		36,000	(11)	6.50	8/17/2019	—		—
	—		50,000	(7)	4.55	8/17/2020	—		—
	—		24,390	(12)	7.54	2/2/2021	—		—

Pedro Rump	237,500	(13)	—		0.80	1/12/2016	—		—
	60,000	(14)	—		3.20	10/3/2016	—		—
	29,166		20,833	(15)	4.82	2/3/2016	—		—
	58,333		41,667	(15)	4.82	2/3/2016	—		—
	—		50,000	(7)	4.55	8/17/2020	—		—
	—		—		—	—	6,000	(8)	61,200

Ava M. Hahn	417		2,917	(17)	5.56	8/26/2018
	—		—		—	—	1,200	(19)	12,240
	583		13,417	(18)	5.27	5/11/2019	—		—
	2,084		20,833	(15)	4.82	2/3/2016	—		—
	—		45,000	(7)	4.55	8/17/2020	—		—
	—		—		—	—	6,800	(20)	69,360
							5,500	(8)	56,100

Edwin J. Basart	20,000	(16)	—		0.40	3/14/2015	—		—
	44,999	(14)	—		3.20	10/3/2016	—		—
	29,166		20,833	(15)	4.82	2/3/2016	—		—
	58,333		41,667	(15)	4.82	2/3/2016	—		—
	—		40,000	(7)	4.55	8/17/2020	—		—
	—		—		—	—	5,000	(8)	51,000
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(1)	Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 7 or 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the option’s grant date, as determined by our Board of Directors or if the grant date was subsequent to our initial public offering, the closing price of our common stock on the date of grant.

(3)	Market value of shares or units of stock that have not vested is computed by multiplying $10.20, closing price on The Nasdaq Global Market of our common stock on June 30, 2011, by the number of shares or units of stock.

(4)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in December 2011, and 1/48 of the shares each month over three years thereafter.

(5)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in February 2010, and 1/48 of the shares each month over three years thereafter.

(6)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in May 2010 and 1/48 of the shares each month over two years thereafter.

(7)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in August 2012, and 1/48 of the share each month over two years thereafter.

(8)	Represents an RSU. The RSU vests as to 50% of the units in August 2012, and vests 25% of the units on each anniversary over two years thereafter.

(9)	Represents shares remaining subject to an outstanding stock option. The option/shares vested as to 25% of the shares in February 2009, and vests as to 1/48 of the shares each month over three years thereafter.

(10)	Represents an RSU. The RSU vests as to 50% of the units in February 2010, and vests 25% of the units on each annual date over two years thereafter.

(11)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in August 2011, and 1/48 of the shares each month over two years thereafter.

(12)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in February 2012, and 50% of the shares in February 2013.

(13)	Represents shares remaining subject to an immediately exercisable stock option to purchase 265,500 shares that was partially exercised. Mr. Rump has early-exercised 25,000 shares subject to this option. The option/shares vested as to 25% of the shares in January 2007, and vests as to 1/48 of the shares each month over three years thereafter. As of June 30, 2011, 265,500 shares were vested and none were unvested.

(14)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 50% of the shares in October 2008, and 1/48 of the shares each month over two years thereafter.

(15)	Represents shares subject to an outstanding option. The option vested as to 50% of the shares in February 2011, and vests 1/48 of the shares each month over two years thereafter.

(16)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 25% of the shares in March 2006, and 1/48 of the shares each month over three years thereafter.

(17)	Represents shares subject to an outstanding stock option. The option vested as to 50% of the shares in August 2010, and 1/48 of the shares each month over two years thereafter.

(18)	Represents shares subject to an outstanding stock option. The option vested as to 50% of the shares in May 2011, and 1/48 of the shares each month over two years thereafter.

(19)	Represents an RSU. The RSU vested as to 50% of the shares in August 2010, and vests 25% of the units on each anniversary over two years thereafter.

(20)	Represents an RSU. The RSU vested as to 50% of the shares in May 2011, and vests 25% of the units on each anniversary over two years thereafter.

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Option Exercises During Fiscal 2011

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during our fiscal year ended June 30, 2011:

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired Upon Vesting	Value Realized on Vesting (2)
Peter Blackmore	—	—	—	—
John W. Combs	—	—	—	—
Michael E. Healy	50,000	$317,068	—	—
Donald J. Girskis	120,000	$595,200	12,500	$94,875
Pedro Rump	—	—	—	—
Ava M. Hahn	47,749	$251,432	8,000	$84,792
Edwin J. Basart	125,810	$841,669	—	—

(1) The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

(2) Reflects the closing price of our common stock on the vesting date.

Employment, Severance and Change of Control Arrangements

Peter Blackmore, our chief executive officer, executed an executive employment agreement in December 2010. Please see “Agreement with Mr. Blackmore –Employment Agreement” above. Mr. Combs, our former chief executive officer, terminated employment on September 30, 2010. Please see “Agreement with Mr. Combs –Separation Agreement” above.

Michael E. Healy, our chief financial officer, executed an offer letter in May 2007. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. In addition, Mr. Healy is eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Healy also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

Donald J. Girskis, our senior vice president of worldwide sales, executed an offer letter in January 2008. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Girskis’s starting annual base salary at $250,000. In addition, Mr. Girskis is eligible for incentive compensation of $250,000 annually, subject to achievement of revenue goals and other goals and objectives. Pursuant to the offer letter, Mr. Girskis was granted an option to purchase 250,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant, and 50,000 restricted stock units. Mr. Girskis also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

Pedro Rump, our vice president of engineering and operations, executed an offer letter in December 2005. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Rump’s starting annual base salary at $225,000. In addition, Mr. Rump is eligible for an annual incentive bonus. In connection with his joining our company in December 2005, Mr. Rump received a stock option grant of 265,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. Mr. Rump also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

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Ava M. Hahn, our vice president, general counsel and secretary, executed an offer letter in June 2007 which was restated for her promotion in April 2009. The offer letter provides for at-will employment without any specific term. The restated offer letter established Ms. Hahn’s annual base salary at $176,000 based on a 32-hour work week. In addition, Ms. Hahn is eligible for an annual incentive bonus. In connection with joining our company in June 2007, Ms. Hahn received a stock option grant of 50,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. The restated offer provided for an additional stock option grant of 28,000 shares and 13,600 restricted stock units. Ms. Hahn also has a retention incentive agreement that provides for severance upon her termination. Please see “–Retention Incentive Agreements” above.

Edwin J. Basart, our founder and chief technology officer, executed an offer in September 1996. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Basart’s starting annual base salary at $140,000. In addition, Mr. Basart is eligible for an annual incentive bonus. In September 1996, Mr. Basart received a stock option grant of 120,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of such grant. Mr. Basart also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” above.

The following table summarizes the value of benefits payable to each named executive officer pursuant to the arrangements described above if they are terminated without cause:

Potential Payments on Termination or Change of Control

	Termination Absent a Change of Control			Change of Control
Name	Salary($)		Acceleration of Equity Vesting(1)($)	Salary($)		Acceleration of Equity Vesting(1)($)
Peter Blackmore	618,000		481,875	600,000		7,649,992	(4)
John W. Combs	366,021	(2)	—	846,891	(3)	1,665,000	(4)
Michael E. Healy	153,800	(5)	—	438,100	(6)	892,184	(7)
Donald J. Girskis	138,412	(5)	—	406,824	(6)	666,647	(7)
Pedro Rump	127,225	(5)	—	387,310	(6)	509,963	(7)
Ava M. Hahn	116,667	(10)	—	149,722	(8)	291,856	(9)
Edwin J. Basart	115,666	(10)	—	176,385	(8)	306,625	(9)

(1)	Calculated based on the termination or change of control taking place as of June 30, 2011, and the closing price of our common stock on that date of $10.20 per share.

(2)	Reflects continued base salary for 12 months following termination and reimbursement of premiums paid for continuation coverage for 12 months pursuant to COBRA.

(3)	Reflects continued base salary for 18 months following termination, 100% of annual target bonus and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA.

(4)	Reflects acceleration of all outstanding equity awards.

(5)	Reflects continued base salary for 6 months following termination and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.

(6)	Reflects continued base salary for 12 months following termination, 100% of annual target bonus and reimbursement of premiums paid for continuation coverage for 12 months pursuant to COBRA.

(7)	Reflects acceleration of 75% outstanding equity awards.

(8)	Reflects continued base salary for 6 months following termination, 50% of annual target bonus and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.

(9)	Reflects acceleration of 50% outstanding equity awards.

(10)	Reflects continued base salary for 2 months following termination, plus an additional month of salary for every year of service beyond one year, capped at 4 years, and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.

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All of our NEOs have Retention Incentive Agreements. The Agreements provide for specified termination benefits, and if executed by the executive officer, replace any existing severance agreements with the executive officer. The Agreements were adopted in an effort to establish consistency in its executive severance practices and to encourage retention of its executive talent.

The Agreement entered into with Messrs. Healy, Girskis and Rump provide for the following benefits:

Termination in Absence of a Change of Control. In the event of employment termination without cause in the absence of a change of control of our company, and upon the execution of a binding release agreement, each of Messrs. Healy, Girskis and Rump will be entitled to receive (1) a lump sum payment in an amount equal to six months of his base salary, less applicable withholding taxes, and (2) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

Termination Upon a Change of Control. In the event of employment termination without cause upon a change of control of our company, and upon the execution of a binding release agreement, each of Messrs. Healy, Girskis and Rump will be entitled to receive (1) a lump sum payment in an amount equal to twelve months of his base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to 100% of his annual target bonus, less applicable withholding taxes, (3) acceleration of 75% of all outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for twelve months pursuant to COBRA.

The Agreement with Mr. Basart and Ms. Hahn provides for the following benefits:

Termination in Absence of a Change of Control. In the event of employment termination without cause in the absence of a change of control of the Company, and upon the execution of a binding release agreement, each of Mr. Basart and Ms. Hahn will be entitled to receive a lump sum payment in an amount equal to the sum of (x) two (2) months of base salary plus (y) one (1) additional month of base salary for each full year of employment completed after the the first full year of employment, not to exceed four subsequent years. They will also be entitled to COBRA reimbursement for the same amounts of months calculated for their severance.

Termination Upon a Change of Control. In the event of employment termination without cause upon a change of control of our company, and upon the execution of a binding release agreement, each of Mr. Basart and Ms. Hahn will be entitled to receive (1) a lump sum payment in an amount equal to six months of base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to 50% of annual target bonus, less applicable withholding taxes, (3) acceleration of 50% of outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

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TRANSACTIONS WITH RELATED PERSONS

From July 1, 2009 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

ShoreTel has adopted and maintains a code of conduct and ethics that applies to all directors, executive officers and employees. The code covers matters that we believe are supportive of high standards of ethical business conduct, including those regarding legal compliance, conflicts of interest, insider trading, corporate opportunities, competition and fair dealing, maintenance of corporate books and records, gifts and entertainment, political contributions, international business laws, confidentiality, protection of company assets, public communications, special obligations applicable to our chief executive officer and senior financial officers, and standards and procedures for compliance with the code. The code can be found under the heading “Corporate Governance” in the investor relations section of our website at www.shoretel.com.

The code does not distinguish between potential conflict of interest transactions involving directors or executive officers and those involving other employees. It notes that all covered persons are expected to avoid conflicts of interest. The code provides some examples of activities that could involve conflicts of interest, including aiding our competitors, involvement with any business that does business with us or seeks to do so, owning a significant financial interest in a competitor or a business that does business with us or seeks to do so, soliciting or accepting payments or other preferential treatment from any person that does business with us or seeks to do so, taking personal advantage of corporate opportunities and transacting company business with a family member.

The code defines a “related party transaction” to mean any transaction that is required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission. The compliance officer under the code will conduct a review of all related party transactions for potential conflict of interest situations. Further, all related party transactions must be approved or ratified by our audit committee or another independent body of the board. The code does not expressly set forth the standards that would be applied in reviewing, approving or ratifying transactions in which our directors, executive officers or 5% stockholders have a material interest. We expect that in connection with the review, approval or ratification of any such transaction, our compliance officer and audit committee or independent body of the board will be provided with all material information then available regarding the transaction, the nature and extent of the director’s, executive officer’s or 5% stockholder’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. We expect that any such transaction would be approved or ratified only if our audit committee or independent body of the board concluded in good faith that it was in our interest to proceed with it. We expect that that pre-approval will be sought for any such transaction when practicable, and when pre-approval is not obtained, for any such transaction to be submitted for ratification as promptly as practicable.

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REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal year 2010, the audit committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the audit committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP has also provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the audit committee’s discussions with management and Deloitte & Touche LLP and the audit committee’s review of the representations of management and the report of Deloitte & Touche LLP to the audit committee, the audit committee recommended that the board include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2011 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)
Kenneth D. Denman
Charles D. Kissner

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STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s proxy statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2012 must be received by the secretary of ShoreTel at its principal executive offices no later than June 9, 2012. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

ShoreTel’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholders wishing to bring a proposal before the annual meeting to be held in 2012 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between July 27, 2012 and August 26, 2012.

If the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received by our secretary not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (i) the 75th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by ShoreTel.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

ShoreTel invites its board members to attend its annual stockholder meetings, but does not require attendance.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of ShoreTel wishing to communicate with the board may write to the board at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the chairman of the board, will forward these emails and letters directly to the board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its chief executive officer and chief financial officer. The code of conduct and ethics is available under the heading “Corporate Governance” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER MATTERS

The board does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

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